Exhibit 10.3

July 28, 2014

BY EMAIL

David Southwell

Re:	Employment Agreement

Dear David:

On behalf of Inotek Pharmaceuticals Corporation, a Delaware corporation (the “Company”), I am pleased to offer you the position of the Company’s President and Chief Executive Officer (“CEO”). The terms of your employment are set forth below.

1. Position. As the Company’s CEO you will report to the Company’s Board of Directors (the “Board”). This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), provided that you may engage in religious, charitable and other community activities (including serving on the Board of Overseers at the Amos Tuck Business School) and serve on two outside board of directors (presently PTC Therapeutics and THL Credit, Inc.) so long as such activities do not interfere or conflict with your obligations to the Company. During your employment, you also shall serve as a member of the Board. Upon the ending of your employment as CEO, you shall immediately resign from the Board as well as from any other position(s) to which you were elected or appointed in connection with your position as CEO.

2. Start Date. Your employment with the Company will begin on July 28, 2014, unless another date is mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date.”

3. Salary. The Company will pay you a base salary at the rate of $300,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and upward adjustments at the Company’s discretion. If you continue to be the Company’s CEO at the time the Company completes its Initial Public Offering (“IPO”), the Board or the Compensation Committee of the Board (the “Compensation Committee”) will review your salary and make adjustments to the extent that it determines in its reasonable good faith discretion that such adjustments are appropriate to match market conditions.

4. Bonus Compensation. You will be eligible to receive an annual performance bonus of up to 30% of your base salary (the “Target Bonus Percentage”), pro-rated for 2014 based on the

David Southwell

July 28, 2014

Start Date. The actual bonus is discretionary, will be subject to assessment of your performance, as well as business conditions at the Company as determined by the Board or the Compensation Committee, and, if awarded, will be paid on or before March 15 following the applicable bonus year. You must be employed by the Company on the date a bonus is paid to earn any part of a bonus. If you continue to be the Company’s CEO at the time the Company completes its IPO, the Board or the Compensation Committee will review the Target Bonus Percentage and make adjustments to the extent that it determines in its reasonable good faith discretion that such adjustments are appropriate to match market conditions.

5. Incentive Compensation

(a)	As of the Start Date, you will become a Covered Employee under the terms of the Company’s Amended and Restated 2014 Management Incentive Plan (the “MIP”). Pursuant to and subject to the terms and conditions of the MIP, you will be awarded 28.572% of the Bonus Pool if the Transaction Proceeds from a pre-IPO Change in Control fall within Tier 1 of the MIP; 31.428% of the Bonus Pool if the Transaction Proceeds from a pre-IPO Change in Control fall within Tier 2 of the MIP; and 33.333% of the Bonus Pool if the Transactions proceeds from a pre-IPO Change in Control fall within Tier 3 of the MIP. In the interest of clarity, the MIP expires upon an IPO and if a Change in Control occurs after an IPO you will not be entitled to any payments under the MIP. Unless otherwise defined, capitalized terms in this Section 5(a) shall be the same as those in the MIP and to the extent there are inconsistencies between this Section 5(a) and the MIP, the MIP shall control.

(b)	The Company shall grant you with a stock option to purchase a number of shares of the Company’s common stock, which equals approximately 4% of the Company’s currently outstanding equity on a fully-diluted basis, including for such purposes the conversion of all convertible securities (and any dividends accrued or to be accrued thereon as of an agreed upon date) and all shares reserved for issuance under the Company’s equity incentive plans as of the date of this Agreement (the “Initial Time Based Equity Award”). The Initial Time Based Equity Award shall be issued at a strike price equal to the fair market value of the shares as of the grant date of the award as determined by the Board and shall be subject to the terms and conditions of the Inotek Pharmaceuticals Corporation 2014 Stock Option and Incentive Plan, as amended and supplemented from time to time (the “Plan”) and the associated stock option agreement (the “Award Agreement”), including a four-year vesting schedule with 25% of the Initial Time Based Equity Award vesting on the one-year anniversary of the Start Date and the remainder vesting ratably on a monthly basis over the following 36 months, subject to your continued employment. Notwithstanding the above, in the event your employment with the Company is terminated by the Company without Cause or you terminate your employment for Good Reason (both as defined below) within twelve months after a Change in Control (as defined in the MIP) that occurs after an IPO, you shall vest in all of your then outstanding time based equity awards as of the last day of your employment (“Date of Termination”).

(c)	The Board may also, in its discretion, award you additional equity based awards subject to time based and/or performance based vesting. The terms of the Plan and any Award Agreement (collectively the “Equity Documents”) shall apply to any equity grant. In the event of any conflict between the terms set forth in this Agreement and the terms of the Equity Documents, the terms of the Equity Documents shall control.

David Southwell

July 28, 2014

6. Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, including with respect to health insurance. Details of such benefits programs, including mandatory employee contributions and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to vacation consistent with Company policy.

7. At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the ending of your employment for any reason, the Company shall pay you (i) your base salary plus any accrued but unused vacation through the Date of Termination, (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, (collectively, the “Accrued Obligations”).

8. Termination Benefits. In the event that: (A) the Company terminates your employment without Cause or you resign for Good Reason, both as defined below, and (B) the Date of Termination occurs after the earlier of (i) nine months from the Start Date, or (ii) the completion of an IPO (in either case the “Severance Commencement Date”); and (C) you enter into, do not revoke and comply with the terms of a separation agreement containing customary terms in a form provided by the Company which shall include a general release of claims against the Company and related persons and entities (the “Release”) and a ratification of your obligations under the Restrictive Covenant Agreement attached to this letter and nondisparagement, but which shall not otherwise impose any new obligations on you, then in addition to the Accrued Obligations, the Company will provide you with either: (y)(A) base salary and COBRA continuation (of the employer’s portion of the premium cost) for the twelve month period immediately following the Date of Termination; and (B) accelerated vesting of any then outstanding time based equity awards so that shares that would have vested at any time on or before the one year anniversary of the Date of Termination shall become vested as of the Date of Termination (Section 8(y) A and B are collectively “Severance Option 1”), or (z) one lump sum payment be equal to eighteen (18) months of your base salary in effect on the Date of Termination (“Severance Option 2”). Severance Option 1 shall apply unless the Date of Termination occurs after all of the following have occurred: the Severance Commencement Date, an IPO and a Change in Control in which case Severance Option 2 shall apply. The first (or only) severance payment shall be made within 45 days after the Date of Termination. If Severance Option 1 applies and you miss a regular payroll period between the Date of

David Southwell

July 28, 2014

Termination and first severance payment date, the first severance payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each severance payment is considered a separate payment. For the avoidance of doubt, in the event your employment terminates for any reason other than a termination by the Company without Cause or your resignation for Good Reason, in either case after the Severance Commencement Date, you will be entitled to the Accrued Obligations but you will not be entitled to any of the Termination Benefits described in this Section 8. Notwithstanding anything herein to the contrary, in the event of the termination of of your employment for any reason, the terms of the MIP shall govern whether and to what extend you are entitled to receive any amounts in respect of the MIP thereafter.

For purposes of this Agreement,

“Cause” shall mean the occurrence of any one or more of the following events: (i) your material misconduct, deliberate and material violation of the rules or policies of the Company, or breach of a fiduciary duty owed to the Company; (ii) your commission of an act of fraud, theft, misappropriation or embezzlement; (iii) your violation of federal or state securities laws; (iv) your conviction of, or pleading nolo contendere to, a felony or any other crime involving moral turpitude; (v) your failure to use his or her reasonable best efforts to consummate a potential Change of Control with one or more potential Acquirers, following the initiation of a Change of Control process supported by the Board; or (vi) your material breach of any written agreement between the Company and you, which breach is not cured by you within ten (10) days of written notice by the Company to you specifying in reasonable detail such breach.

“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a reduction of your base salary without your prior consent (other than in connection with, and substantially proportionate to, reductions by the Company of the compensation of the Company’s management employees); (ii) material diminution in your duties, responsibilities and authorities with the Company, without your prior consent; (iv) relocation of the Company’s offices more than 50 miles away from the current location without your prior consent. “Good Reason Process” shall mean that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9. Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s Non-Compete,

David Southwell

July 28, 2014

Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit 1, the terms of which are incorporated by reference herein. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if were you to breach (and, if curable, did not promptly cure such breach following reasonable notice of such breach) any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

10. Taxes; Section 409A

(a)	All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

(b)

Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for

David Southwell

July 28, 2014

reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11. Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement, the MIP and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

13. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and another Board member of the

David Southwell

July 28, 2014

Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14. Other Terms. This offer is contingent on the completion of successful background checks, as determined by the Company. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/ Martin Vogelbaum
Martin Vogelbaum

I have read and accept this employment offer:

/s/ David Southwell
David Southwell

Dated:	August 11, 2014

Exhibit 1

Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

I, David Southwell, enter into this Agreement with Inotek Pharmaceuticals Corporation (the “Company”) as a condition of my employment with the Company. I understand and agree that the terms of this Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (“NNCA”) are being incorporated by reference into the Employment Agreement that I entered into with the Company dated August     , 2014 (the “Employment Agreement”) and that the provisions of this NNCA shall survive the Employment Agreement as well as the termination of my employment for any reason. With those understandings, I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, assets, business relationships or affairs that the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties. Notwithstanding the foregoing, Proprietary Information shall not include information that (i) is in the public domain other than as a result of the act or omission by me, or (ii) was rightfully known by me prior to the date of this Agreement, or (iii) I lawfully receive without obligation of confidentiality from a third party rightfully in possession thereof.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment (whether or not under the Employment Agreement), disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4. Commitment to the Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full working time and efforts to the Company’s business and I will not engage in any other business activity beyond those authorized in my employment agreement without prior authorization from the Board of Directors of Inotek Pharmaceuticals Corporation (the “Board”). In connection with the commencement of my employment, the Board has authorized me to serve on outside boards of directors. I will take whatever action is reasonably requested of me by the Board to resolve any conflict or appearance of conflict that it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that: (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary

Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all accurate and correct papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, stockholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company, has under development or that are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent (1%) of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers in relation to products or services that are competitive with the business of the Company , and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six (6) months of any attempt to hire such person. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9. Prior Agreements. I hereby represent that I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without posting of a bond. Further, I understand that in the event that the Company prevails in any action or proceeding to enforce or interpret the provisions of this Agreement with respect to me, or to recover for a violation of this Agreement, the Company shall be entitled to its costs and reasonable attorneys’ fees. By acceptance of this Agreement, the Company correspondingly agrees with me that in the event the Company does not prevail in any action or proceeding to enforce or interpret the provisions of this Agreement with respect to me, or to recover for a violation of this Agreement, the Company shall reimburse me for my costs and reasonable attorneys’ fees.

11. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title,

position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. Notwithstanding the foregoing, if following the termination of my employment by the Company, the Company shall fail to pay to me the “Accrued Obligations” or severance entitlements to which I am entitled under my employment agreement with the Company, and such failure continues for thirty days following written notice, I shall be relieved of all obligations arising under Section 8 of this Agreement. The Company will have the right to assign this Agreement within the Company Group and to the successors and assigns of any member of the Company Group. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company Group or any of the Company’s or the Company Group’s successors or assigns to whose employ I may be transferred without the necessity that this Agreement be re-executed at the time of such transfer. For avoidance of doubt, following any such assignment, my obligations under Section 8 shall be construed as applying to the business of the Company as conducted at the time of my termination of employment, and not to the broader business operations of other Group Companies or of any other assignee.

12. Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity. In addition, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name or address of my employer or other post-employment plans and the nature of my activities.

13. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

14. Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:
David Southwell

Date:

EXHIBIT A

To:	Inotek Pharmaceuticals Corporation

From:	David Southwell

Date:

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below: